                                                                      EXHIBIT 99

                            RIVERWOOD HOLDING, INC.
           RECONCILIATION OF (LOSS) INCOME FROM OPERATIONS TO EBITDA
                           (IN THOUSANDS OF DOLLARS)

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
                                                             U.S.
                                      Coated                 Timberlands/
                                      Board     Container-   Wood
COMPANY                               System    board        Products        Corporate       Total
----------------------------------------------------------------------------------------------------
FIRST QUARTER 1997:

(Loss) Income from Operations        $15,779    $(13,006)       -          $ (4,512)       $(1,739)

Depreciation and amortization         20,949       3,803        -               358         25,110

Purchased asset costs (A)              6,219         911        -                 -          7,130

Other non-cash charges (B)             1,538         254        -               110          1,902

Dividends from equity investments          -           -        -               750            750
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Pro Forma EBITDA (C)                 $44,485    $ (8,038)       -          $ (3,294)       $33,153
===================================================================================================

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
PREDECESSOR

FIRST QUARTER 1996:
(Loss) Income from Operations        $24,638    $ (5,955)    $13,868       $(16,901)       $15,650

Depreciation and amortization         17,800       4,332       1,735            571         24,438

Other non-cash charges (B)             1,265         261         945            232          2,703

Dividends from equity investments          -           -           -              -              -

Pro forma adjustments                  3,471         120         218          9,533         13,342
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Pro Forma EBITDA (C)                 $47,174    $ (1,242)    $16,766       $ (6,565)       $56,133
===================================================================================================
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Notes:
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(A)  Under the terms and definitions of the Company's debt agreements, certain expenses and costs are excluded from the Company's (Loss) Income from
     Operations in determining EBITDA (as defined below), including amortization, depreciation or expenses associated with the write-up of inventory, fixed assets and intangible assets in accordance with APB 16 and
     APB Opinion No. 17, "Intangible Assets", collectively referred to as the
     "Purchased asset costs."

(B) Other non-cash charges include non-cash charges deducted for pension, postretirement and postemployment benefits, depletion of prepaid timber and amortization of premiums on hedging contracts in determining net income other than Purchased asset costs (see above).

(C) Pro Forma EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the first quarter of
     1997) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, cost of timber harvested and other non-cash charges deducted in determining consolidated net income and extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates calculated in accordance with definitions in the Company's debt agreements and on a pro forma basis to exclude Other Costs (see Note 6 in Notes to Condensed Consolidated Financial Statements) of the Predecessor. The Company believes that EBITDA provides useful information regarding the Company's debt service ability, but should not be considered in isolation or as a substitute for the Condensed Consolidated Statements of Operations or cash flow data.